Exhibit 99.2

Titan and Navy Sign Administrative
Settlement Agreement

SAN DIEGO — March 2, 2005 — Following up on The Titan Corporation (NYSE: TTN) March 1, 2005 announcement of Titan comments on Government investigation settlements, Titan confirmed today that it has reached an administrative settlement agreement with the U.S. Navy debarring official. This will allow Titan to continue to bid, receive and perform on United States government contracts.

The administrative settlement agreement was concluded after Titan entered into a consent to a final judgment with the Securities and Exchange Commission and reached a plea agreement with the U.S. Department of Justice.

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of more than $2 billion.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, without limitation, our anticipated signing of any administrative settlement agreement, the future impact, either stated or implied, of the plea agreement, the felonies to which we pled guilty and/or the consent to the entry of a final judgment on the company and the company’s business with the United States government, and the ability of our compliance programs to prevent and detect future problems.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination or non-renewal risks; and risks related to the ability to implement compliance programs that prevent or detect noncompliance with applicable laws and other risks identified in reports Titan files with the SEC.  Titan undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.